UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INVESCO ACTIVELY MANAGED EXCHANGE-TRADED FUND TRUST

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Invesco Active U.S. Real Estate ETF

July 10, 2025 Special Meeting of Shareholders Adjourned

Until July 31, 2025

July 10, 2025

Dear Shareholder,

Because you are a shareholder of the Invesco Active U.S. Real Estate ETF (the “Fund”), a series of Invesco Actively Managed Exchange-Traded Fund Trust (the “Trust”), we are informing you that the Special Meeting of Shareholders (the “Meeting”) of the Fund scheduled for July 10, 2025 has been adjourned until July 31, 2025. The purpose of the Meeting is to vote on a proposal to change the Fund’s sub-classification from “diversified” to “non-diversified” and to eliminate certain of the Fund’s fundamental investment restrictions, which will allow the Fund more flexibility to focus on high-conviction investment ideas and better position it to seek potential improved performance. Between now and July 31, shareholder votes on the proposal will continue to be received and counted.

No matter how many shares you own, your vote matters. We ask that you please join your fellow shareholders who have already voted by signing, dating, and mailing your proxy card in the postage paid return envelope today. Or, to make voting easier, simply follow the voting instructions on your proxy card to vote online or by phone. You do not have to wait until the day of the meeting to vote your shares.

The Board of Trustees of the Trust unanimously supports, and recommends all Shareholders vote FOR, the proposal.

We are encouraged that a significant majority of shares have already voted to support the proposal, consistent with the Board’s recommendation.

If you have any questions regarding the proxy or need assistance in voting, please call our proxy solicitor, Sodali Fund Services at 1-833-876-6800.

Thank you in advance for your support.

To receive a free copy of the Proxy Statement, please call the Fund’s solicitor, toll free, at 1-833-876-6800 or go to https://proxyvotinginfo.com/p/reetf.

INV REETF ADJ1